UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 14, 2013

Rockwood Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32609	52-2277366
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Overlook Center, Princeton, New Jersey 08540
(Address of principal executive office)(Zip Code)

(609) 514-0300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement.

On June 14, 2013, certain indirect subsidiaries (collectively, “Rockwood”) of Rockwood Holdings, Inc. (“Company”), entered into a Sale and Purchase Agreement (“Sale and Purchase Agreement”) with Dido Achte Vermögensverwaltungs-GmbH (“Dido”), a German limited liability company and affiliated with Cinven, a European private equity firm, pursuant to which Dido will acquire the Company’s advanced ceramics business (the “Business”) for €1.49 billion ($1.98 billion based on the exchange rate of €1.00=$1.33) in cash, subject to customary adjustments.

The Business manufactures advanced ceramics materials and products for the medical, electronics, industrial and automotive industries and medical, cutting tool and mechanical applications and other uses.

The closing of the transaction is expected to occur in the third quarter of 2013, subject to the satisfaction or waiver of customary closing conditions and regulatory approvals, including the European Union Competition Clearing Authority.  If the agreement is terminated in certain circumstances, Dido would be required to pay Rockwood a fee of €30 million.

The foregoing description of the Sale and Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the copy of the Sale and Purchase Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 7.01.              Regulation FD Disclosure.

On June 16, 2013, the Company issued a press release announcing the signing of the Sale and Purchase Agreement.  A copy of the press release announcing the transaction is furnished as Exhibit 99.1 of this report and incorporated herein by reference.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit No.	Description
10.1	Sale and Purchase Agreement, dated June 14, 2013, between Rockwood and Dido.
99.1	Press release dated June 16, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROCKWOOD HOLDINGS, INC.

	By:	/s/ Michael W. Valente
		Name:	Michael W. Valente
		Title:	Assistant Secretary

Dated: June 20, 2013